Exhibit 99.1

JohnsonDiversey Holdings, Inc. Extends Expiration Date of Exchange Offer

to 5 p.m. New York City time on February 20, 2004

RACINE, WI – BUSINESS WIRE — February 11, 2004 – JohnsonDiversey Holdings, Inc. today announced it has extended the expiration date of its offer to exchange $406,303,000 aggregate principal amount of its outstanding 10.67% Senior Discount Notes due 2013, Series A, for 10.67% Senior Discount Notes due 2013, Series B, which are registered under the Securities Act of 1933.

The exchange offer was originally scheduled to expire on February 10, 2004, at 5:00 p.m. ET. The exchange offer expiration date has now been extended to February 20, 2004, at 5:00 p.m. ET.

All other terms of the exchange offer remain unchanged. The exchange offer will not be extended beyond February 20, 2004.

This press release constitutes neither an offer to sell nor a solicitation of an offer to buy the securities that are the subject of the exchange offer referred to above.

With operations in more than 60 countries, JohnsonDiversey Holdings, Inc., acting through its operating subsidiary, JohnsonDiversey, Inc., is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey, Inc. serves customers in the lodging, food services, retail, health care, food and beverage sectors as well as building service contractors worldwide.

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Contacts:

For Media

John Matthews, (262) 631-4001

Vice President Global Communications

john.matthews@johnsondiversey.com

For Investors/Analysts

Kathy Powers, (262) 631-4001

Treasury Director, Global Funding

Kathy.powers@johnsondiversey.com